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                                                                   Exhibit 10.53

(BIOGEN LOGO)                                    Vice President, Human Resources

FOURTEEN CAMBRIDGE CENTER, CAMBRIDGE, MA 02142 - 617-679-2000 - FAX 617-679-3595

                                 October 8, 2001

Craig Eric Schneier, Ph.D.
175 Highland Terrace
Princeton, NJ 08540

Dear Craig:

On behalf of Jim Mullen, I am pleased to offer you the opportunity to join Biogen as an employee and member of the senior leadership team. Pursuant to our recent discussions, and in consideration of my decision to retire from active employment with Biogen on or about December 31, 2002, you are offered the position of Senior Vice President, Strategic Organization Design and Effectiveness, reporting to me. Your base salary rate will be $10,576.92 payable biweekly ($275,000 annualized) and beginning in 2002, you will participate in Biogen's Annual Incentive Compensation Plan with a target of 40% of your base salary. You will continue in your role as Senior Vice President, Strategic Organization Design and Effectiveness, until no later than December 31, 2002, upon which you will be appointed Executive Vice President, Human Resources, reporting to Jim Mullen, President and Chief Executive Officer of Biogen. At that time, your base salary rate will be increased to $11,538.46 payable biweekly ($300,000 annualized) and your annual Incentive Compensation Plan target will be increased to 50% of your base salary. Your principal place of employment will be at Biogen's headquarters in the Cambridge Massachusetts area.

Upon employment, you will receive $500,000 as a one-time special cash payment, split into two components:

     - $250,000 as an interest-free forgivable loan (the "Forgivable Loan") which forgives over a thirty-six month, straight-line schedule;

     - $250,000 as an interest-free mortgage loan (the "Mortgage Loan") repayable to Biogen the sooner of eighteen months following the point in time the after-tax profit of your vested stock options exceeds $1,000,000 or five (5) years from your date of employment.

In the event that you voluntarily terminate your employment, or Biogen terminates your employment for poor performance or cause, prior to the thirty-six months from the date of the Forgivable Loan, the unforgiven portion of the Forgivable Loan would be payable to Biogen within six months of your termination date.

If you voluntarily terminate your employment, or if your employment is terminated by Biogen for poor performance or cause, prior to the repayment of the Mortgage Loan, you will be required to repay Biogen the entire amount of the Mortgage Loan the sooner of six months following the termination of your employment or the closing on the sale of the property by which the loan is then secured.

Effective on the date you commence employment, you will be granted an option to purchase 100,000 shares of the common stock of Biogen Inc. which is subject to the approval of the Stock and Option Plan

(BIOGEN LOGO)

Dr. Craig Eric Schneier
October 8, 2001
Page 2


Administration Committee of the Board of Directors, which we expect to be forthcoming. The exercise price per share will be the average of the high and low sale prices as reported in the National Association of Securities Dealers Automated Quotation System ("NASDAQ") on the date you commence employment. The option will have a ten-year term and vest over a four-year period at the rate of 25% per year starting on the anniversary of the date you commence employment. In the future, based on your performance, you will be eligible for merit stock option grants beginning at year-end 2002 pursuant to Biogen's merit stock option policy and in-line with awards granted to the Executive Vice Presidents.

The Board of Directors recently approved an amendment to our stock option plan which provides the acceleration of stock option vesting based on the change in control of the corporation and a corresponding adverse impact to the individual officer which otherwise causes the individual to lose the unvested stock option grants made by Biogen.

As an officer of the Company, you will be required to participate in our program for executive stock ownership, which we are currently revising and expect to have approved by December. We believe it is very important that our key leaders have personal stock ownership.

You will be able to choose from a menu of benefit options through our flexible benefits program, BioChoice. These include health care, dependent life, and disability insurance as well as two flexible spending accounts, Med-Flex and D-Flex, for eligible medical or dependent care expenses. At the beginning of the calendar quarter following your date of employment you will be eligible to participate in Biogen's pension plan. Biogen also offers a variety of additional benefits including 401(k) savings plans, childcare and elder care referral service, educational matching gifts, credit union, and group homeowners and automobile insurance. You will receive more detailed information regarding your benefits on your first day of employment.

Biogen will provide relocation benefits to facilitate your move from Princeton, NJ. A relocation counselor will contact you to discuss the relocation program, and will send you a package detailing the relocation policy to you. Please read the policy carefully as it will outline the parameters of these benefits and detail the reimbursement process. These benefits will include the reimbursement of many of the costs associated with both the sale of your current house and the purchase of a new house in the Boston area; home finding; and movement of your household goods. Since you will need temporary living in the Boston area until such time as your family will be joining you in mid-2002, Biogen will provide an apartment for your use in the Cambridge/Boston vicinity.

Additionally, in your new role and subsequently, as Executive Vice President, Human Resources you will be provided the following:

- Vacation: You are entitled, during your employment with Biogen, to four (4) weeks vacation, accrued on a monthly pro-rated basis.

- Supplemental Savings Plan: You are entitled, during your employment with Biogen, to participate in the Voluntary Executive Supplemental Savings Plan. This plan allows you to defer from your current

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(BIOGEN LOGO)
Dr. Craig Eric Schneier
October 8, 2001
Page 3


     taxation up to 50% of your base salary and 100% of your bonus, if there is one. I can outline the details of the program if you are interested in participating.

- Life Insurance: You will be provided, during your employment with Biogen, Biogen's Executive Term Life Insurance coverage which equals three times your base salary (annualized).

- Tax Review/Preparation: You are entitled, during your employment with Biogen, to the preparation and/or review, including review of the estimated taxes of your annual Federal and State tax returns, which is currently administered through PricewaterhouseCoopers. The cost of this service is covered by Biogen. In the event that you choose to continue the services provided by your current tax advisor, Biogen will reimburse you the cost of these services up to but not exceeding the amount incurred by Biogen through PricewaterhouseCoopers.

- Severance Benefits: If your employment with Biogen is terminated by Biogen without cause for reasons including a change in control of the corporation or separately, if Jim Mullen is no longer the President and Chief Executive Officer of Biogen and your employment with Biogen terminates, you will be entitled to receive severance benefits calculated as a minimum of nine months and accruing beyond the minimum benefit level at the rate of three months per year of service to a maximum benefit of eighteen months payable as a lump-sum cash payment. The lump-sum cash payment, before tax withholding, shall equal your final monthly annual compensation times the number of months for which you are eligible. Annual monthly compensation would equal your base salary plus target bonus modified by individual performance. Biogen will continue to provide employer-sponsored health insurance benefits during the severance period until you would begin receiving health insurance coverage from another employer or the end of the severance benefit period, whichever occurs first, You will not be an employee of Biogen during the severance period and you will not accrue any benefits or other rights (such as, but not limited to, pension plan vesting or accrual, stock option vesting, vacation pay, etc.) during such period except health benefits as described above. In addition to the severance benefits described above, the unforgiven amount of the Forgivable Loan referenced on the first page of this letter would be forgiven based on the definition of termination as noted herein.

Commencement of employment with Biogen is contingent on the satisfactory completion of a pre-employment drug-screening test at least five business days prior to your start date. We require all new employees to sign an Intellectual Property/Confidentiality Agreement on the first day of employment.

It is Biogen's policy to comply with federal, state and local guidelines applicable to its facilities and to take all reasonable steps to ensure the health and safety of Biogen employees. Consistent with this policy, your normal duties may require you from time to time to attend meetings or perform functions in any or all of Biogen's facilities.

The Federal Government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring the appropriate identification with you on your first day of employment.

On behalf of Jim Mullen, we very much look forward to your positive response. As I believe you know, we are confident that you will make a significant contribution to Biogen's future success.

(BIOGEN LOGO)
Dr. Craig Eric Schneier
Octobers 8, 2001
Page 4


Please confirm your acceptance by signing this offer letter. I also invite you to complete the enclosed invitation to self identify. Please complete the employment application and the drug screen authorization forms and then return all signed documents to me in the enclosed self addressed, stamped envelope. The other original offer letter is for your records.

                                        Sincerely


                                        /s/ Frank A. Burke, Jr.
                                        ----------------------------------------
                                        Frank A. Burke, Jr.

FAB:bk
Enclosures

cc: Mr. James C. Mullen

I am pleased to accept the offer of employment described above.

ACCEPTED:


/s/ Craig Eric Schneier
-------------------------------------
Craig Eric Schneier, Ph.D.

For timely processing of your medical and dental benefit enrollment forms please fill in the appropriate information:

Birth Date: October 13, 1947 Social Security Number ________________